UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2025

Nextracker Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41617	36-5047383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6200 Paseo Padre Parkway, Fremont, California 94555
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (510) 270-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Class A Common Stock, par value $0.0001	NXT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2025, Nextracker Inc. (the “Company”) and Nextracker LLC (the “Borrower” and, together with the Company, the “Loan Parties”) entered into a credit agreement (the “New Credit Agreement”) by and among the Company, the Borrower, the lenders party thereto and PNC Bank, National Association, as the administrative agent (in such capacity, the “New Administrative Agent”). The New Credit Agreement, which will replace the Existing Credit Agreement (as defined in Item 1.02 below), provides for an unsecured revolving credit facility (the “New Revolving Credit Facility”) that matures on September 8, 2030 (the “Maturity Date”). The initial maximum aggregate principal amount available under the New Revolving Credit Facility is $1.0 billion, of which $0 was drawn as of September 8, 2025. Subject to the satisfaction of certain conditions, the Borrower may request at any time an increase of the aggregate amount available under the New Revolving Credit Facility of up to $250.0 million. The New Revolving Credit Facility provides for sub-facilities for the issuances of letters of credit in an aggregate amount not to exceed $500.0 million and swingline loans not to exceed $150.0 million in the aggregate. Drawings under the New Credit Agreement are available in U.S. dollars, euros, pounds sterling, yen, Swiss francs, Canadian dollars, Australian dollars and certain other currencies to the extent agreed by each lender.

The Borrower may borrow, repay and re-borrow amounts under the New Credit Agreement from time to time until the Maturity Date. Voluntary prepayments under the New Credit Agreement are permitted from time to time generally without premium or penalty. The New Revolving Credit Facility is guaranteed by the Company. Borrowings under the New Credit Agreement bear interest at a rate of either (i) the Term SOFR rate, (ii) the Daily Simple SOFR rate, (iii) the Term RFR rate, (iv) the Daily Simple RFR rate, or (v) the Eurocurrency Rate, plus the Applicable Margin, each as defined and described in the New Credit Agreement with respect to the applicable type of borrowing.

The New Credit Agreement contains certain affirmative and negative covenants that, among other things and subject to certain exceptions, limits the ability of the Loan Parties and its subsidiaries to incur certain additional indebtedness or liens and requires the Loan Parties to maintain a consolidated total net leverage ratio below a certain threshold.

The New Credit Agreement contains customary representations and warranties and events of default. If an event of default occurs, the New Administrative Agent may terminate the lenders’ commitments and declare any outstanding commitments under the New Credit Agreement to be immediately due and payable.

In connection with the closing of the New Credit Agreement, all revolving commitments and all revolving loans under the Existing Credit Agreement (as defined below), including all accrued interest or fees, have been paid in full or terminated in full, as applicable.

The foregoing summary of the New Credit Agreement is qualified in its entirety by reference to the New Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On September 8, 2025, concurrently with the Loan Parties entry into the New Credit Agreement described in Item 1.01 hereof, the Company voluntarily terminated its Existing Credit Agreement, dated as of February 13, 2023 (as amended from time to time, the “Existing Credit Agreement”), by and among the Company, the Borrower, the other holding entities party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent. The Existing Credit Agreement provided for a secured revolving credit facility in an aggregate principal amount of up to $500.0 million, of which $0 was drawn as of September 8, 2025, which would have matured on February 11, 2028. The Company and its subsidiaries incurred no termination penalties in connection with the early termination of the Existing Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated September 8, 2025, by and among Nextracker Inc., Nextracker LLC, as Borrower, and the other parties thereto
104	Cover Page Interactive Data (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nextracker Inc.

By:	/s/ Bruce Ledesma
Bruce Ledesma
Chief Legal & Compliance Officer
Date: September 8, 2025